Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
4/22/2014	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791
McDONALD'S REPORTS FIRST QUARTER 2014 RESULTS
OAK BROOK, IL - McDonald's Corporation today announced results for the first quarter ended March 31, 2014, reflecting higher revenues compared with the prior year, while earnings per share for the quarter declined primarily due to the impact of prior year income tax benefits.
“At McDonald’s, we aspire to be our customers’ favorite place and way to eat and drink, and our actions are grounded in creating the best overall experience for our customers,” said McDonald's President and Chief Executive Officer Don Thompson. “In the near term, we are prioritizing our efforts around those elements of the restaurant experience that are most impactful - offering the best food and beverage options and delivering outstanding service. For the long term, we are focused on more effectively leveraging consumer insights to guide our global growth priorities of optimizing our menu, modernizing the customer experience and broadening accessibility to brand McDonald’s. We are intent on pursuing initiatives that will strengthen our relationship with our customers to reignite our business momentum.”
First Quarter results included:

•	Global comparable sales increase of 0.5% reflecting higher average check, as well as negative guest traffic in the U.S. and Asia/Pacific, Middle East and Africa (APMEA)

•	Consolidated revenues increase of 1% (3% in constant currencies)

•	Consolidated operating income decrease of 1% (1% increase in constant currencies)

•	Diluted earnings per share of $1.21, decrease of 4% (2% in constant currencies)

•	Returned $1.2 billion to shareholders through dividends and share repurchases
In the U.S., comparable sales decreased 1.7% in the first quarter, and operating income declined 3%. Top-line results for the quarter reflected negative comparable guest traffic amid challenging industry dynamics and severe winter weather. Looking ahead, the U.S. remains focused on improving the restaurant experience through a continued commitment to operations and service excellence, customer engagement and menu choice to drive sales and profitability.
During the first quarter, Europe grew comparable sales 1.4%, and operating income by 6% (4% in constant currencies). Positive sales performance in the U.K., France and Russia was partially offset by ongoing weakness in Germany. Across Europe, a combination of unique limited-time food events, premium offerings and everyday affordable pricing contributed to positive performance.
APMEA's first quarter comparable sales increased 0.8% and operating income declined 10% (2% in constant currencies). Solid comparable sales performance in China and many other markets was somewhat offset by weakness in Japan, and to a lesser extent, Australia. Ongoing premium product innovation, convenience and affordability options were sales drivers for the quarter.
Looking forward, McDonald’s is focused on stabilizing key priority markets including the U.S., Germany, Australia and Japan.
Don Thompson concluded, “In today's dynamic global marketplace, our goal is to ensure that we are evolving to remain a relevant and trusted brand by serving great-tasting, high-quality, affordable food and creating memorable experiences with our brand. By leveraging a deeper understanding of what our customers want with the power of our business model, our investments in restaurant capabilities and modernization, and our hard-earned competitive advantages, we will grow McDonald’s business and deliver enduring profitable growth over the long term. As we begin the second quarter, global comparable sales for the month of April are expected to be modestly positive.”

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

Quarters Ended March 31,	2014	2013	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$6,700.3	$6,605.3	1%	3%
Operating income	1,936.0	1,949.5	(1)	1
Net income	1,204.8	1,270.2	(5)	(3)
Earnings per share-diluted*	$1.21	$1.26	(4)%	(2)%

*	Foreign currency translation had a negative impact of $0.03 on diluted earnings per share for the quarter.
THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Generally, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends. The number of weekdays and weekend days, referred to as the calendar shift/trading day adjustment, can impact comparable sales and guest counts. In addition, the timing of holidays can impact comparable sales and guest counts.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter ended March 31, 2014.
McDonald's Corporation will broadcast its investor conference call live over the Internet at 10:00 a.m. Central Time on April 22, 2014. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.
The Company plans to release April 2014 sales information on May 8, 2014.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 35,000 locations serving approximately 70 million customers in over 100 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Quarters Ended March 31,	2014	2013	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$4,490.5	$4,445.4	$45.1	1%
Revenues from franchised restaurants	2,209.8	2,159.9	49.9	2

TOTAL REVENUES	6,700.3	6,605.3	95.0	1

Operating costs and expenses
Company-operated restaurant expenses	3,767.1	3,726.0	41.1	1
Franchised restaurants—occupancy expenses	417.1	395.2	21.9	6
Selling, general & administrative expenses	620.4	596.5	23.9	4
Other operating (income) expense, net	(40.3)	(61.9)	21.6	35
Total operating costs and expenses	4,764.3	4,655.8	108.5	2

OPERATING INCOME	1,936.0	1,949.5	(13.5)	(1)

Interest expense	135.5	128.1	7.4	6
Nonoperating (income) expense, net	17.2	4.6	12.6	n/m

Income before provision for income taxes	1,783.3	1,816.8	(33.5)	(2)
Provision for income taxes	578.5	546.6	31.9	6

NET INCOME	$1,204.8	$1,270.2	$(65.4)	(5)%

EARNINGS PER SHARE-DILUTED	$1.21	$1.26	$(0.05)	(4)%

Weighted average shares outstanding-diluted	995.9	1,010.8	(14.9)	(1)%
n/m Not meaningful

3